EXHIBIT 2.1

SUBSCRIPTION AND CONTRIBUTION AGREEMENT

THIS SUBSCRIPTION AND CONTRIBUTION AGREEMENT (this "Agreement") is entered into as of December 22, 2016 ("Effective Date"), by and among Masterson West II, LLC, a Texas limited liability company (the "Company"), Masterson West, LLC, a Texas limited liability company ("Masterson West"), and Empire Petroleum Corporation, a Delaware corporation ("Empire").  Masterson West and Empire are sometimes collectively referred to herein as the "Subscribers" and individually as a "Subscriber."  The Company and the Subscribers are sometimes collectively referred to herein as the "Parties" and individually as a "Party."  Capitalized terms used herein that are not defined in the body of this Agreement shall have the meaning set forth in Section 17 below.

RECITALS

A. The Company has been recently created in connection with proposed transactions to be entered into between the Subscribers, pursuant to which there shall be an Initial Closing and a Final Closing.

B. At the Initial Closing, (i) Empire shall contribute 40,000,000 shares Empire's common stock, par value $0.001 per share (the "Contributed Common Stock"), in exchange for one Class B Unit and (ii) Masterson West shall contribute $5,000 in exchange for one Class A Unit.

C. At the Final Closing, (i) Empire shall contribute cash of not less than $9,000,000 and up to $18,000,000 to the Company in exchange for additional Class B Units as described below, and (ii) Masterson West shall contribute 100% of the Assets to the Company along with the Masterson West Credit Facility (as defined below) for an additional 99 Class A Units.

D. It is the desire of the Parties hereto to set forth the specific terms and conditions of each Subscriber's contribution to the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Subscriptions and Contributions.

(a) Initial Subscriptions and Contributions.  At the Initial Closing, (i) Empire shall contribute the Contributed Common Stock to the Company in exchange for one Class B Unit and (ii) Masterson West shall contribute $5,000 (the "Masterson West Initial Closing Payment") to the Company in exchange for one Class A Unit.

(b) Final Subscriptions and Contributions.  Subject to the satisfaction of the conditions precedent set forth in Section 4(b) below, at the Final Closing, (i) Masterson West shall contribute 100% of the Assets along with the Masterson West Credit Facility (as defined below) to the Company in exchange for an additional 99 Class A Units, and (ii) Empire shall contribute cash of not less than $9,000,000 and up to $18,000,000 to the Company (the "Empire Final Closing Payment") in exchange for such additional Class B Units calculated in accordance with the following formula: ((the Empire Final Closing Payment divided by 20,000,000 multiplied by 100) – 1)) plus ((2,000,000 multiplied by a fraction, the numerator of which is the Empire Final Closing Payment and denominator of which is 18,000,000) divided by 200,000)).

2. Tax Treatment of Contributions.  Each of Empire and Masterson West intends to consummate its contribution to the capital of the Company, as provided above, to the extent possible in accordance with the provisions of Section 721 of the Code.

3. Initial Closing.

(a) Date.  The initial closing (the "Initial Closing") shall occur at 10:00 am, central time, on the Effective Date (the "Initial Closing Date") at the offices of the Company located at 1437 South Boulder Avenue, Suite 930, Tulsa, Oklahoma 74119.

(b) Deliveries.  At the Initial Closing, (i) Empire shall deliver to the Company a stock certificate representing the Contributed Common Stock, (ii) Masterson West shall deliver to the Company the Masterson West Initial Closing Payment, and (iii) each of the Company, Empire and Masterson West shall execute and deliver to the other Parties the LLC Agreement substantially in the form attached hereto as Exhibit A.

4. Final Closing.

(a)  Date.  Subject to the satisfaction of the conditions precedent set forth in Section 4(b) below, the final closing (the "Final Closing") shall occur at 10:00 am, central time, on the third business day after the conditions to closing set forth in Section 4(b) have been satisfied or waived or at such other time and place as the Parties hereto may mutually agree (the "Final Closing Date") at the offices of the Company located at 1437 South Boulder Avenue, Suite 930, Tulsa, Oklahoma 74119.

(b) Conditions.

(i)    Empire's obligation to consummate the transactions contemplated at the Final Closing is subject to the satisfaction or waiver, at or prior to the Final Closing, of each of the following conditions:

(A)    Empire shall have secured the financing necessary to make the minimum cash contribution set forth in Section 1(b)(ii).

(B)    The covenants and agreements that Masterson West is required to perform or to comply with pursuant to this Agreement at or prior to the Final Closing shall have been performed and complied with in all material respects (except that those covenants and agreements that are qualified as to materiality or similar expressions shall have been duly performed and complied with in all respects).

(C)    The representations and warranties of Masterson West shall be true and correct in all material respects at the Final Closing (except that those representations and warranties that are qualified as to materiality or similar expressions, which shall be true and correct in all respects).

(D)    A Material Adverse Effect shall not have occurred with respect to Masterson West.

(ii)    Masterson West's obligation to consummate the transactions contemplated at the Final Closing is subject to the satisfaction or waiver, at or prior to the Final Closing, of each of the following conditions:

(A)    The covenants and agreements that Empire is required to perform or to comply with pursuant to this Agreement at or prior to the Final Closing shall have been performed and complied with in all material respects (except that those covenants and agreements that are qualified as to materiality or similar expressions shall have been duly performed and complied with in all respects).

(B)    The representations and warranties of Empire shall be true and correct in all material respects at the Final Closing (except that those representations and warranties that are qualified as to materiality or similar expressions, which shall be true and correct in all respects).

(C)    A Material Adverse Effect shall not have occurred with respect to Empire.

(c) Deliveries.

(i)    Empire shall deliver to the Company (A) the Empire Final Closing Payment and (B) such other certificates, documents and/or agreements as may be called for under this Agreement or as Masterson West shall reasonably request.

(ii)    Masterson West shall deliver to the Company (A) any deeds, bills of sale, assignments, conveyances and/or other documents, in form and substance satisfactory to Empire and the Company, needed to assign all ownership, right, title and interests in and to the Assets to the Company, including without limitation a duly executed bill of sale and general assignment substantially in the form attached hereto as Exhibit B and (B) such other certificates, documents and/or agreements as may be called for under this Agreement or as Empire shall reasonably request.

(d) Termination.  Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Final Closing by either Empire or Masterson West:

(i)      if a Governmental Authority issues a final, non-appealable ruling or order prohibiting the transactions contemplated hereby;

(ii)     by mutual written consent of Masterson West and Empire; or

(iii)    if the Final Closing shall not have occurred by the close of business on April 1, 2017 unless otherwise extended by mutual written consent of Masterson West and Empire (the "Outside Date"); provided, however, that a Party shall be permitted to terminate this Agreement pursuant to this Section 4(d)(iii) only if such Party is not itself in material breach of any of its representations, warranties, covenants or agreements contained herein.

(e) Effect of Termination.  In the event of termination of this Agreement by Empire or Masterson West pursuant to Section 4(d), all rights and obligations of the Parties under this Agreement shall terminate without any liability of any Party to any other Party; provided, however, that nothing herein shall relieve any Party from liability for breach of this Agreement prior to such termination.  The provisions of this Section 4(e) shall expressly survive the termination of this Agreement.

5. Representations and Warranties of Subscribers.

(a) Representations Relating to Subscriptions.  Each Subscriber, severally (and not jointly with the other Subscriber), makes the following representations and warranties to the Company:

(i)    Such Subscriber understands that (A) the Units (as defined in the LLC Agreement) being subscribed to hereby are being offered and issued under exemptions from registration provided for in the Securities Act, (B) such Subscriber is acquiring an interest in the Company after reviewing such material that such Subscriber, in its sole discretion, deems necessary or appropriate for such investments, and (C) this transaction has not been reviewed by the United States Securities and Exchange Commission or by any administrative agency charged with the administration of the securities or "blue sky" laws of any state.

(ii)    The Units being acquired by such Subscriber are being acquired for such Subscriber's own investment portfolio and account (and not on behalf of, and without the participation of, any other person) with the intent of holding the Units for investment and without the intent of participating, directly or indirectly, in a distribution of the Units and not with a view to, or for resale in connection with, any distribution of the Units or any portion thereof.

(iii)    Prior to such Subscriber's decision to acquire the Units, such Subscriber:

(A)    has been afforded access to, and given an opportunity to review, all of the agreements pertaining to the initial creation and capitalization of the Company, together with all other available information relating to the Company; and

(B)    has been given the opportunity to ask questions of and receive answers from representatives of the Company.

(iv)    Such Subscriber acknowledges receipt of all information requested of the Company (including the information referred to in paragraph (iii) above), that such Party deemed necessary in order to make an informed decision concerning an investment in the Units.  Such Subscriber has evaluated the risk of investing in the Units and is acquiring the Units based only upon such Subscriber's independent examination and judgment as to the prospects of the Company as determined from the information in such Subscriber's possession or obtained directly by such Subscriber from the Company.

(v)    Such Subscriber acknowledges that the Units being acquired by such Subscriber were not offered to such Subscriber by means of publicly disseminated advertisements or sales literature, nor is such Subscriber aware of any offers made to other persons by such means.

(vi)    Such Subscriber is knowledgeable and experienced in finance, securities and investments and has had sufficient experience analyzing and investing in securities similar to the Units so as to be capable of evaluating the merits and risks of an investment in the Units.

(vii)    Such Subscriber acknowledges that the Units are speculative investments that involve a high degree of risk and such Subscriber can sustain a complete loss of Subscriber's investment in the Units.  Such Subscriber has no need for liquidity in such Subscriber's investment in the Units and is able to bear the economic risk of an investment in the Units.

(viii)    Such Subscriber acknowledges that the Units will be an illiquid investment and such Subscriber must continue to bear the economic risk of the investment in the Units for an indefinite period.

(ix)    Such Subscriber has received and carefully read and is familiar with each of the agreements and documents pertaining to the creation, organization and capitalization of the Company and understands that the transfer of the Units is restricted under the terms of the LLC Agreement and under Applicable Law, and consequently such Units may not be offered for sale, sold, or transferred other than in accordance with the LLC Agreement and pursuant to (A) an effective registration under the Securities Act or in a transaction that is otherwise in compliance with the Securities Act; and (B) evidence, satisfactory to the Company, of compliance with the applicable securities laws (which may require such Subscriber to provide an opinion of legal counsel satisfactory to the Company confirming compliance with such  laws).

(x)    Such Subscriber understands that a legend indicating that the Units have not been registered under applicable federal and state securities laws and referring to the restrictions on transferability and sale of the Units may be placed on any certificate(s) or other document delivered to such Subscriber or any substitute therefor and any transfer agent of the Company or its affiliates may be instructed to require compliance therewith.

(xi)    Such Subscriber confirms that such Subscriber has been advised to consult with such Subscriber's own attorney regarding legal matters concerning the Company and to consult with independent tax advisors regarding the tax consequences of investing in the Company.

(xii)    Such Subscriber acknowledges that such Subscriber understands the meaning and legal consequences of the representations, warranties and covenants set forth in this Section 5 and that the Company has relied and will rely upon such representations, warranties, covenants and certifications.

(b) Other Representations.  Each Subscriber, severally (and not jointly with the other Subscriber), makes the following representations and warranties to the other Subscriber and the Company:

(i)    Such Subscriber has full capacity, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and no further proceedings on the part of such Subscriber are necessary to approve and authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Subscriber and constitutes a valid and binding agreement, enforceable against such Subscriber in accor-dance with its terms, except as the enforceability hereof may be subject to applicable bankruptcy, insolvency, reorganization, or other similar laws affecting creditors' rights generally and to general principles of equity.

(ii)    Neither the execution and delivery by such Subscriber of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with any of the provisions hereof, will (A) result in a violation of any order, writ, injunction, decree, judgment or ruling of any court or Governmental Entity, or to the knowledge of such Subscriber, any law, rule, or regulation applicable to such Subscriber or such Subscriber's assets, (B) result in the breach of or otherwise affect any of the terms, conditions, or provisions of, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, contract, agreement, or other instrument or commitment or obligation of such Subscriber or otherwise relating to such Subscriber's assets, or (C) require any consent or approval of, or notice to, or filing or registration with, any person, except for those consents, approvals, notices, filings or registrations which have been obtained, given or made, as the case may be, and which are unconditional and in full force and effect.

(iii)    Neither such Subscriber nor its agents have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold the other Parties harmless from any such payment alleged to be due by or through such Subscriber as a result of the action of such Subscriber or its agents.

6. Representations and Warranties of Masterson West.  Masterson West hereby represents and warrants to Empire and the Company as follows:

(a) Organization and Good Standing.  Masterson West is a limited liability company duly organized and existing under the laws of the State of Texas.

(b) Title to Assets.  Masterson has good and defensible title to the Assets, free and clear of all Encumbrances, except for Permitted Encumbrances and Encumbrances arising under that certain Credit Agreement dated as of November 20, 2014, by and between Masterson West and LegacyTexas Bank, successor to ViewPoint Bank, N.A (the "Masterson West Credit Facility"). Masterson West is not aware of any potential action by any Person that questions the validity of Masterson West's title to the Assets and no proceedings with respect thereto have been threatened or instituted of which Masterson West has received notice.

(c) Compliance with Laws and Permits.  Masterson West is not in violation of, or in default in any material respect under, and no event has occurred that (with notice or the lapse of time or both) would constitute a violation of or default under: (i) its articles of organization or limited liability company agreement, or (ii) any applicable law, rule, regulation, order, writ, decree or judgment of any Governmental Entity in any material respect.  Masterson West has obtained and holds all permits, licenses, variances, exemptions, orders, franchises, approvals and authorizations of all Governmental Entities that are material and necessary for the lawful conduct of its business and the lawful ownership, use and operation of its assets, including the Assets ("Permits"); Masterson West is in material compliance with the terms of the Permits applicable to it; and no investigation or review by any Governmental Entity with respect to its Permits is pending or, to Masterson West's knowledge, threatened.

(d) Compliance with Material Agreements.  Masterson West has made available to the Company and Empire or provided the Company and Empire with a true and correct copy of all the Material Agreements.  To the knowledge of Masterson West, no right or obligation of any Party to any Material Agreement has been waived, and no party to any Material Agreement is in material default of the terms, provisions and conditions of such Material Agreement.  To the knowledge of Masterson West, no event has occurred and no condition exists that, with the giving of notice or the lapse of time or both, would constitute any such material breach or material default under any Material Agreement.  Each of the Material Agreements is a valid, binding and enforceable obligation of the Parties thereto in accordance with its terms and is in full force and effect, except as the enforceability thereof may be subject to applicable bankruptcy, insolvency, reorganization, or other similar laws affecting creditors' rights generally and to general principles of equity.

(e) Litigation.  No litigation, arbitration, investigation or other proceeding of any Governmental Entity is pending or, to the knowledge of Masterson West, threatened against Masterson West or any of its assets; and Masterson West is not subject to any outstanding injunction, judgment, order, decree or ruling.  In addition, there is no litigation, proceeding or investigation pending or, to the knowledge of Masterson West, threatened against or affecting Masterson West that questions the validity or enforceability of this Agreement or any other document, instrument or agreement to be executed and delivered by Masterson West in connection with the transactions contemplated hereby.

(f) Taxes.

(i)    Masterson West has filed or will file in a timely manner with the appropriate taxing authorities all tax returns required to be filed on or prior to the date of Final Closing with respect to the Assets and each such tax return has been prepared in all material respects in compliance with all Applicable Law and is true, accurate and complete in all material respects.

(ii)    Masterson West has paid or will pay in a timely manner (i) all taxes that are shown to be due on any tax returns required to be filed on or prior to the Final Closing Date with respect to the Assets, (ii) all taxes imposed on or connected with the ownership or operation of the Assets pursuant to any assessment received from any taxing authority for any period preceding the Final Closing Date, and (iii) all other taxes due on or before the Final Closing Date (whether or not shown on a tax return) the underpayment of which could result in a Encumbrance upon the Assets or in a claim against the Company as the transferee or acquirer of, or successor to, the Assets.

(iii)    No claims for taxes, assessments of taxes, or tax deficiencies have been asserted or proposed in writing to Masterson West or, to the Masterson West's knowledge, have been asserted or proposed orally, against Masterson West for which the Assets contributed by Masterson West could be liable, or for which the Company could be liable as a transferee or purchaser of, or successor to, the Assets contributed by Masterson West, and Masterson West knows of no reasonable basis for such claims.

(iv)    There are no outstanding agreements or waivers that would extend the statutory period in which a taxing authority may assess or collect a tax against Masterson West and for which there is a reasonable possibility that the Assets contributed by Masterson West could be subject, or the Company could be subject as a transferee or purchaser of, or successor to, the Assets contributed by Masterson West.

(g) Environmental Matters.  To the knowledge of Seller:

(i)    Masterson West has conducted its business and operated its assets, and is conducting its business and operating its assets, and the condition of all facilities and properties currently or formerly owned, leased or operated by Masterson West is, in material compliance with all Environmental Laws;

(ii)    Masterson West has not been notified by any Governmental Entity or other third party that any of the operations or assets of Masterson West is the subject of any investigation or inquiry by any Governmental Entity or other third party evaluating whether any material remedial action is needed to respond to a release or threatened release of any Hazardous Material or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Material;

(iii)    Masterson West has not filed any notice under any federal, state or local law indicating that (A) it is responsible for the improper release into the environment, or the improper storage or disposal, of any Hazardous Material, or (B) any Hazardous Material is improperly stored or disposed of upon any of its property;

(iv)    Masterson West does not have any material contingent liability in connection with (A) the release or threatened release into the environment at, beneath or on any property now or previously owned or leased by it, or (B) the storage or disposal of any Hazardous Material;

(v)    Masterson West has not received any claim, complaint, notice, inquiry or request for information involving any matter that remains unresolved as of the date hereof with respect to any alleged violation of any Environmental Law or regarding potential liability under any Environmental Law relating to operations or conditions of any facilities or property currently or formerly owned, leased or operated by it;

(vi)    No property now or previously owned, leased or operated by Masterson West is listed on the National Priorities List pursuant to CERCLA or on the CERCLIS or on any other federal or state list as sites requiring investigation or cleanup;

(vii)    Masterson West is not directly transporting, has not directly transported, is not directly arranging for the transportation of, or has not directly arranged for the transportation of, any Hazardous Material to any location which is listed on the National Priorities List pursuant to CERCLA, on the CERCLIS, or on any similar federal or state list or which is the subject of any federal, state or local enforcement action or other investigation that may lead to a material claim against such company for remedial work, damage to natural resources or personal injury, including claims under CERCLA; and

(viii)    There are no sites, locations or operations at which Masterson West is currently undertaking, or has completed, any remedial or response action relating to any such disposal or release, as required by Environmental Laws.

7. Covenants.

(a) Conduct of Business Pending Final Closing.  Masterson West covenants and agrees with the Company and Empire that, from the date of this Agreement through the Final Closing Date, Masterson West will own, operate and maintain the Assets, only in the ordinary course of business and Masterson West shall use commercially reasonable efforts to keep the Assets intact and to preserve the goodwill of employees and customers, preserve and keep in full force and effect its respective legal existence and material rights and franchises.

(b) Access to Records.  Masterson West shall provide Empire access to all Masterson West records, including copies of all leases, title opinions, and other instruments, affecting Masterson West's interests in the Assets, and reasonable access to the location of the Assets and the right to conduct inspections.

(c) Expenses of Transfer.  The Company shall be responsible for and bear all expenses and legal fees incurred by Masterson West in connection with the transfer of the Assets contemplated herein, including without limitation applicable sales, transfer and/or use taxes.  At the Final Closing, or as soon thereafter as practicable, the Company shall pay Masterson West the full amount of such taxes by remitting a certified or cashier's check payable to Masterson West for the full amount of such taxes.  Thereafter, Masterson West shall remit all such sales, transfer and/or use taxes to the appropriate governmental authorities.

(d) Further Assurances.  Each Party shall, from time to time at the reasonable request of another Party, and without further consideration, execute and deliver such other instruments of sale, transfer, conveyance, assignment, clarification and termination, and take such other action as the Party making the request may reasonably require to effectuate the intentions of the Parties, including those required to sell, transfer, convey and assign to, and vest in the Company, and to place the Company in possession of the Assets.  Masterson West intends to convey the Assets to the Company as of the Final Closing Date; provided, however, if it is determined after such date that any part of the Assets was not in fact conveyed to the Company, and that the title to any part of the Assets is incorrectly in the name of Masterson West, then Masterson West shall take all such action necessary to promptly and correctly convey any such part of the Assets to the Company.

(e) Masterson West Indebtedness.  The Parties shall use commercially reasonable efforts to cause the Masterson West Credit Facility to be transferred and assumed by the Company.  The Parties further agree that the Empire Final Closing Payment shall be used by the Company either to pay down the indebtedness under the Masterson West Credit Facility or further develop the Assets, with respect to both in such amounts as agreed by Masterson West and Empire.

8. Survival of Representations and Warranties.  The representations and warranties contained in this Agreement or in any certificate, instrument, or document delivered pursuant hereto shall survive the making of this Agreement and shall continue in existence until the first anniversary of the Final Closing Date at which time they will expire and be of no further force or effect.

9. Indemnification.

(a) Subject to the limitations set forth in Section 9(b) below, each Party (each, an "Indemnifying Party") agrees to indemnify the other Parties and their officers, managers and directors and other "controlling persons" (as defined in the Securities Act) (each, an "Indemnified Party" and, collectively, the "Indemnified Parties"), and, to the maximum extent permissible by law, to hold each such Indemnified Party harmless from and against, any and all damages, claims, lawsuits, losses, liabilities, deficiencies or expenses, whether or not resulting from third Party claims (including reasonable attorney's fees) incurred by such Indemnified Party (collectively referred to herein as "Indemnified Losses"), which arise out of or are based upon a breach by such Indemnifying Party of any representation, warranty or covenant contained in this Agreement applicable to such Indemnifying Party after notice of such breach and an adequate opportunity to cure such breach shall have been provided to such  Indemnifying Party.

(b) Any Indemnified Party entitled to indemnification hereunder shall give prompt notice of its intention to seek indemnification to the Indemnifying Party, but the failure to give such notice will not result in any waiver of the rights of such Indemnified Party, except to the extent the Indemnifying Party is prejudiced thereby.  Notwithstanding anything to the contrary set forth herein, neither Party shall have any obligation or liability for indemnification hereunder for (i) any individual indemnity claim, the amount of which does not exceed one hundred thousand dollars ($100,000) (the "Indemnity Threshold") or (b) any individual indemnity claim against Seller that exceeds the Indemnity Threshold, unless and until the aggregate of all such individual indemnity claims exceeds seven hundred fifty thousand dollars ($750,000) (the "Indemnity Deductible"), and then only with respect to the amount of such indemnity claims exceed the Indemnity Deductible.

(c) Empire  agrees to indemnify Masterson West and its officers, managers and directors and other "controlling persons" (as defined in the Securities Act) (each, a "Masterson Indemnified Party" and, collectively, the "Masterson West Indemnified Parties"), and, to the maximum extent permissible by law, to hold each such Masterson West Indemnified Party harmless from and against, any and all damages, claims, lawsuits, losses, liabilities, deficiencies or expenses, whether or not resulting from third Party claims (including reasonable attorney's fees) incurred by such Masterson West Indemnified Party, which arise out of or are based upon a breach by securities laws violations or misrepresentations by Empire in the process of soliciting investors in order to pay the Empire Final Closing Payment.

(d) Each Indemnifying Party agrees that, if a proper demand for indemnification is made upon such Indemnifying Party hereunder, such Indemnifying Party will, within 45 days after such demand is made, satisfy the Indemnified Losses owed to the Indemnified Parties by cash payment, or make other arrangements accepted in writing by the Indemnified Party.

(e) If the Final Closing occurs, the indemnity obligations set forth in this Agreement shall be the exclusive remedies for the Parties for the breach of any representation, warranty or covenant set forth in this Agreement, except for the event in which a Party fails to indemnify the other Party in breach of this Agreement, and each Party hereby releases, waives and discharges, and covenants not to sue with respect to, any cause of action not expressly provided for in this Agreement.

10. Notices.   The delivery of notices that are required or may be given pursuant to this Agreement shall be deemed to have occurred if given in writing and delivered personally, by United States Mail postage pre-paid, by telecopy or by recognized courier service, to the persons and at the locations set forth below.  A Party hereto desiring to change its contact information may do so by submitting a subsequent notice to the other Parties setting forth superseding information.

If to Empire or the Company:

Empire Petroleum Corporation
c/o Conner & Winters, LLP
4000 One Williams Center
Tulsa, OK  74172-0148
Email: rsacra@cwlaw.com
Attention:  J. Ryan Sacra, Esq.

If to Masterson West or the Company:

Masterson West, LLC
1437 South Boulder Ave, Suite 930
Tulsa, OK 74119

11. Assignment.   Neither this Agreement nor any of the rights, interest, or obligations hereunder shall be assigned by any Party without the prior written consent of the other Parties.  Notwithstanding the foregoing, no consent from any other Party shall be required prior to an assignment of this Agreement and any of the rights or interests hereunder from Empire to another entity, wholly owned by Empire, provided that Empire has obtained and delivered to each of the other Parties a written agreement between Empire and such wholly owned entity acknowledging the existence of this Agreement and a commitment to be bound by its terms; and further provided that Empire shall remain responsible for any indemnification or other obligations that Empire or such successor entity may have under this Agreement.   This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective legal representatives, successors and permitted assigns.

12. Complete Agreement.  This Agreement, together with the LLC Agreement, all assignments, or bills of sale, and the other documents executed in connection therewith supersede all prior arrangements or understandings with respect thereto, including without limitation that certain term sheet dated October 3, 2016, by and among Masterson West and Empire.  There are no restrictions, agreements, promises, warranties, covenants, or undertakings other than those expressly set forth herein or therein.

13. Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Oklahoma, without regard to principles of conflicts of law requiring the application of the law of another state.

14. Cure of Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severed, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement; provided, however, that if such illegal, invalid or unenforceable provision may be made legal, valid and enforceable by limitation thereof, then the provision shall be revised and reformed to make it legal, valid and enforceable to the maximum extent permitted by law.

15. Allocation of Revenues and Expenses.  Provided that the Final Closing occurs, appropriate adjustments shall be made between Masterson West II and Masterson West so that Masterson West II will receive all proceeds from sales of hydrocarbons that are produced and saved from the Assets from and after the Final Closing and any other revenues arising out of the ownership or operation of the Assets from and after the Final Closing and Masterson West will receive all proceeds from sales of hydrocarbons that are produced and saved from the Assets prior to the Final Closing and any other revenues arising out of the ownership or operation of the Assets prior to the Final Closing.  Likewise, provided that the Final Closing occurs, appropriate adjustments shall be made between Masterson West II and Masterson West so that Masterson West II will be responsible for all costs and expenses associated with the Assets from and after the Final Closing and Masterson West will be responsible for all costs and expenses associated with the Assets prior to the Final Closing.

16.             Definitions.  The following terms shall have the following meanings:

"Agreement" shall have the meaning set forth in the first paragraph above.

"Applicable Law" shall mean any statute or law or any judgment, order, decree, rule, or regulation of any court or Governmental Entity to which a specified Person or property is subject.

"Assets" shall mean all of the properties, assets, rights and entitlements of any kind owned or held by Masterson West, including without limitation the oil and gas interests and other properties and assets identified on Exhibit E attached hereto, all properties and rights incident thereto.

"CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any successor statutes and any regulations promulgated thereunder.

"CERCLIS" shall mean the Comprehensive Environmental Response, Compensation and Liability Information System List.

"Class A Units" shall have the meaning set forth in the LLC Agreement.

"Class B Units" shall have the meaning set forth in the LLC Agreement.

"Code" shall mean the Internal Revenue Code of 1986, as amended.

"Company" shall have the meaning set forth in the introductory paragraph of this Agreement.

"Effective Date" shall have the meaning set forth in the first paragraph above.

"Empire" shall have the meaning set forth in the introductory paragraph of this Agreement.

"Encumbrances" shall mean title defects, charges, liens, mortgages, pledges, claims, security interests, options, restrictions, and other encumbrances of every type and description, whether imposed by law, agreement, understanding or otherwise.

"Environmental Law" shall mean any federal, state, local or foreign statute, code, ordinance, rule, regulation, policy, guideline, permit, consent, approval, license, judgment, order, writ, decree, common law, injunction or other authorization in effect on the date hereof or at a previous time applicable to the operations of Masterson West relating to (a) emissions, discharges, releases or threatened releases of Hazardous Materials into the natural environment, including into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly owned treatment works, septic systems or land; (b) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Materials; (c) occupational health and safety; or (d) otherwise relating to the pollution of the environment, or solid waste handling treatment or disposal.

"Final Closing" shall have the meaning set forth in Section 4(a) above.

"Final Closing Date" shall have the meaning set forth in Section 4(a) above.

"Governmental Entity" shall mean any court or tribunal in any jurisdiction (domestic or foreign) or any federal, state, municipal, domestic, foreign or other administrative agency, department, commission, board, bureau or other governmental authority or instrumentality.

"Hazardous Material" means (a) any "hazardous substance," as defined by CERCLA; (b) any "hazardous waste" or "solid waste," in either case as defined by the Resource Conservation and Recovery Act, as amended; (c) any solid, hazardous, dangerous or toxic chemical, material, waste or substance, within the meaning of and regulated by any Environmental Law; (d) any radioactive material, including any naturally occurring radioactive material, and any source, special or byproduct material as defined in 42 U.S.C. 2011 et seq. and any amendments or authorizations thereof; (e) any polychlorinated biphenyls in any form or condition; or (f) any air pollutant which is so designated by the U.S. EPA as authorized by the Clean Air Act.

"Initial Closing" shall have the meaning set forth in Section 3(a) above.

"Initial Closing Date" shall have the meaning set forth in Section 3(a) above.

"LLC Agreement" shall mean the Company's Limited Liability Company Agreement, as amended from time to time.

"Masterson West" shall have the meaning set forth in the introductory paragraph of this Agreement.

"Material Adverse Effect" means any change, event or occurrence that individually or in the aggregate (taking into account all other such changes, events or occurrences) has had, or would be reasonably likely to have, a material adverse change in or material adverse effect on the properties and assets or business of a Party, in each case taken as a whole, but excluding (a) any change or effect to the extent that it results from or arises out of (i) the execution and delivery of this Agreement or the announcement thereof or consummation of the transactions contemplated hereby; or (ii) changes in (or proposals to change) Applicable Law, generally accepted accounting principles or other accounting regulations or principles; or (iv) acts of God, including hurricanes, storms and other natural disasters; (b) any change or effect generally applicable to (i) the oil and gas industry or (ii) economic or political conditions or the securities or financial markets in any country or region; or (c) any outbreak or escalation of hostilities or war or any act of terrorism.

"Material Agreements" shall means the agreements, contracts, commitments or understandings to which Masterson West is a Party, by which Masterson West is directly or indirectly bound, or to which any asset of any of Masterson West may be subject, involving the operation of Masterson West's business or the ownership of its assets that would be considered material when applying general standards in the oil and gas industry.

"Permits" shall have the meaning set forth in Section 6(c) above.

"Permitted Encumbrances" shall mean (a) Encumbrances for taxes, assessments or other charges or levies of any Governmental Entity if the same shall not at the particular time in question be due and delinquent or (if foreclosure, distraint, sale or other similar proceedings shall not have been commenced or, if commenced, shall have been stayed) are being contested in good faith by appropriate proceedings; (b) Encumbrances incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance and other social security legislation; (c) Encumbrances incurred in the ordinary course of business to secure the performance of bids, tenders, trade contracts, leases, statutory obligations, surety and appeal bonds, performance and repayment bonds and other obligations of a like nature; (d) Encumbrances, easements, rights‑of‑way, restrictions, servitudes, permits, conditions, covenants, exceptions, reservations and other similar encumbrances incurred in the ordinary course of business or existing on property and not materially impairing the value of the assets of Masterson West, or interfering with the ordinary conduct of the business of Masterson West, or rights to any of its assets; (e) any defects, irregularities or deficiencies in title to the interests of Masterson West that do not reduce such Party's net revenue interest, or increase such Party's working interest; (f) the terms and provisions of oil, gas and/or mineral leases and joint operating agreements; and (g) valid, subsisting and applicable laws, rules and orders of any Governmental Entity.

"Person" means an individual, corporation, limited liability company, association, joint stock company, trust, partnership, joint venture, unincorporated organization, a government or any department or agency thereof, or any other legal entity.

"Securities Act" shall mean the Securities Act of 1933, as amended.

17. Counterparts; Facsimile.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute but one and the same instrument.  The delivery of this Agreement by facsimile shall be effective for all purposes.

18. Amendments. This Agreement may not be amended except by a written agreement executed by the Party to be charged with the amendment.

19. No Third Party Beneficiaries.  Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person any right, remedy or claim under or by reason of this Agreement, other than the Parties hereto and their successors and assigns and as expressly any Indemnified Parties and their successors and assigns.

20. Expenses.  Each Party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement, including without limitation all fees and expenses of agents, representatives, counsel and accountants.

21. Exhibits.  Except as otherwise indicated, Exhibits referred to herein are attached hereto and by this reference incorporated herein.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first set forth above.

MASTERSON WEST, LLC

    By: Adams Energy Company
            Its Manager

By:          /s/ Gary C. Adams
Name:     Gary C. Adams
Title:       President

MASTERSON WEST II, LLC

By:          /s/ Gary C. Adams
Name:     Gary C. Adams
Title:       Manager

EMPIRE PETROLEUM CORPORATION

By:          /s/ Michael R. Morrisett
Name:     Michael R. Morrisett
Title:       President